Exhibit (d)

Patterson, Belknap, Webb & Tyler LLP

1133 Avenue of the Americas
New York, NY 10036-6710
(212) 336-2000
Fax (212) 336-2222

Christopher C. Angell
Douglas E. Barzelay
Susan F. Bloom
Henry P. Bubel
Laura E. Butzel
William F. Cavanaugh, Jr.
Lisa E. Cleary
Edward F. Cox
John Delli Venneri
John M. DiMatteo
Gregory L. Diskant
David W. Dykhouse
Philip R. Forlenza
Eugene M. Gelernter
Alan Gettner
David M. Glaser
Antonia M. Grumbach
Erik Haas
Dana W. Hiscock
Scott Horton
Karen C. Hunter
Rochelle Korman
Robin Krause
Jeffrey E. LaGueux
Kim J. Landsman
Robert W. Lehrburger
Jeffrey I.D. Lewis
Robert P. LoBue
Ellen M. Martin
Maureen W. McCarthy
Thomas C. Morrison
Bernard F. O’Hare
Gloria C. Phares
Thomas W. Pippert
Herman H. Raspé
Dennis W. Russo
Peter J. Schaeffer
Andrew D. Schau
John E. Schmeltzer, III
John P. Schmitt
Stephen W. Schwarz
Arthur D. Sederbaum
Karl E. Seib, Jr.
Saul B. Shapiro
Michael J. Timmons
Richard R. Upton
Frederick B. Warder III
William W. Weisner
John D. Winter
Stephen P. Younger
Steven A. Zalesin
September , 2002	Of Counsel
Harold R. Tyler

David F. Dobbins
Robert H. M. Ferguson
George S. Frazza
Robert M. Pennoyer
Robert B. Shea
Ira T. Wender, P.C.

Direct Phone
(212) 336-2632

Direct Fax
(212) 336-2346

E-mail
hhraspe@pbwt.com

Citibank, N.A.
ADR Department
111 Wall Street
New York, New York 10043

Re: American Depositary Shares representing ordinary shares, nominal value SEK 3.20 per share, of Telia AB

Ladies and Gentlemen:

          We refer to the Registration Statement on Form F-6 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) by the legal entity created by the Deposit Agreement (as hereinafter defined) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), one hundred million (100,000,000) American Depositary Shares (the “ADSs”) to be evidenced by American Depositary Receipts (the “ADRs”) to be issued under the Deposit Agreement, by and among Citibank, N.A., as Depositary, Telia AB, a company organized and existing under the laws of Sweden (the “Company”), and the Holders and Beneficial Owners from time to time of ADSs issued thereunder, a draft copy of which is being filed as Exhibit (a) to the Registration

Citibank, N.A.
September      , 2002

Statement (the “Deposit Agreement”). Each ADS will represent, subject to the terms of the Deposit Agreement and the applicable ADR representing such ADS, five (5) ordinary shares, nominal value SEK 3.20 per share, of the Company (the “Shares”).

          Assuming that, at the time of their issuance, the Registration Statement will have been declared effective by the SEC and the Deposit Agreement will have been duly executed and delivered, and the Shares will have been legally issued, we are of the opinion that the ADSs, when issued in accordance with the terms of the Deposit Agreement and the Registration Statement, will be legally issued and will entitle the Holders (as such term is defined in the Deposit Agreement) to the rights specified in the Deposit Agreement and the applicable ADR(s).

          This opinion is limited to the laws of the State of New York and the Federal laws of the United States. Without admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act, we hereby consent to the use of this opinion as Exhibit (d) to the Registration Statement.

Very truly yours,

PATTERSON, BELKNAP, WEBB & TYLER LLP

By: /s/ Herman H. Raspé A Member of the Firm